UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2025

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39464	84-3533602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 W. 3rd St., Suite 1000 Fort Worth, Texas 76102
(address of principal executive offices) (zip code)

(817) 850-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	HPK	The Nasdaq Stock Market LLC
Warrant	HPKEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On June 30, 2025, in connection with the Offering (as defined below), HighPeak Energy, Inc. (the “Company”) provided certain updated disclosures to potential investors, the relevant excerpts of which are set forth below in Item 8.01. The information contained in Item 8.01 of this Current Report, to the extent required, is incorporated into this Item 2.02 by reference.

The information contained in this Item 2.02 of Form 8-K shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or otherwise subject to liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 7.01	Regulation FD Disclosure.

On June 30, 2025, the Company issued a press release announcing that, subject to market and customary conditions, the Company intends to offer for sale $725 million in aggregate principal amount of Senior Notes due 2030 (the “Notes,” and such offering, the “Offering”) in a private offering to eligible purchasers that is exempt from registration under the Securities Act.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference. Neither this Current Report on Form 8-K nor the press release constitutes an offer to sell, or a solicitation of an offer to buy, the Notes.

In addition, the information contained in Item 8.01 of this Current Report on Form 8-K is incorporated into this Item 7.01 by reference.

The information in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 8.01	Other Events.

Offering Memorandum Excerpts

On June 30, 2025, in connection with the Offering, the Company provided certain updated disclosures to potential investors, the relevant excerpts of which are set forth below.

Our Strengths

We possess several key advantages that we are confident will aid in the implementation of our business plan, including the following:

Significant growth in production and proved reserves led by an experienced management team

Our management team combines over 200 years of industry experience spanning over 20 different companies. This experience has helped us generate strong results, develop our reserves, and grow production. Since 2020, we have drilled over 300 net locations, which has increased our net production from an average of 1.9 MBoe/d in 2020 to approximately 50 MBoe/d in 2024, representing a 26 times increase. Additionally, our team has increased our proved reserves base from 22.5 MMBoe at December 31, 2020 to 199.0 MMBoe at December 31, 2024, which represents an approximate 72% compound annualized growth rate.

After achieving robust scale from 2020 to 2023, we strategically reduced our rig count and drilling activity in 2024 to focus on free cash flow generation. Despite this, we achieved a notable reserve replacement ratio, which we define as the ratio of the amount of oil and gas reserves added to our proved reserves divided by the amount of oil and gas produced, of approximately 345% for 2024. We expect to continue operating our one to two-rig maintenance level program in 2025, which we expect to support stable production and enhanced free cash flow. From 2020 to 2024 EBITDAX increased from $8 million to $843 million.

         We benefit from our management team’s experience, which aligns with our long-term key objectives including capital discipline, corporate efficiency, and generating value for investors. Our Chairman and Chief Executive Officer, Jack Hightower, has extensive experience managing companies over his more than 50-year career. Mr. Hightower has been the chief executive officer of numerous companies including Pure Resources, Inc., which became the 11th largest publicly traded independent exploration and production company in North America. Mr. Hightower has had success over all stages of a company’s business cycle, and has helped guide our team over the last five years. Michael Hollis, our President and Director, has over 25 years of industry experience, including serving as President and Chief Operating Officer of Diamondback Energy, Inc. (NASDAQ: FANG) and having various roles at Chesapeake Energy Corporation (now known as Expand Energy Corporation (NASDAQ: EXE)), ConocoPhillips Company (NSYE: COP), and Burlington Resources Inc., and has a strong track-record of delivering cost effective operations and efficient asset growth.

Top-tier cost structure and efficient capital allocation strategy supports strong free cash flow

Our robust growth has been supported by the reliable and steady performance of our wells and infrastructure. We believe we have a best-in-class cost structure due to our high oil cut (72% oil first quarter production), a well-invested network of life-of-field infrastructure and a focus on operational efficiency. Our lease operating expense per Boe of $6.61 and $6.76 and EBITDAX per Boe of $41.90 and $46.87 for the three months ended March 31, 2025 and the year ended December 31, 2024, respectively, illustrate our ability to perform in the top-tier as compared with our publicly traded peers. We believe our low-cost structure allows us to enhance our returns in a multitude of commodity price environments and generate meaningful value for our investors.

We have a strong track record of using our internally generated free cash flows to re-invest in our business. Our expected one to two-rig program for 2025 approximates a 60% to 65% re-investment rate, which we define as our historical capital expenditures (excluding acquisitions) over a specified period as a percentage of our historical EBITDAX for such period, based on $70 to $75 per barrel oil prices and $3.00 per Mcf gas prices. We also have active infrastructure initiatives to continue to support our business and reduce operating costs. These initiatives include the development of our company-owned water system, overhead electrical power distribution system, and low-pressure gas gathering and transportation costs. We have large scale, expandable central tank batteries and production corridors minimizing surface impact and operating costs. Furthermore, we have reduced our round trip frac sand delivery route from over 100 miles to approximately 20 miles, which has reduced truck miles. We also utilize wet sand which eliminates natural gas burned in the drying process, leading to savings on energy and costs. These infrastructure and operational efficiency initiatives have enabled us to drive down our operating costs.

Conservative balance sheet and robust hedging strategy

Since our inception, we have conservatively managed our balance sheet to maintain adequate liquidity, modest leverage, and sufficient asset coverage. We have consistently maintained a net leverage ratio, which we define as the ratio of our net debt (total debt less cash and cash equivalents) as of a date to our EBITDAX for the 12 months preceding such date, below approximately 1.5 times, despite materially growing our production, through financial discipline and prudent use of debt financing. Our long-term net leverage target is less than 1.0 times. After giving effect to the issuance of notes, our entry into the New Revolving Credit Facility and the repayment of all outstanding borrowings under the Refinanced Term Loan Credit Agreement (the “Refinancing Transactions”), we expect our net leverage and PDP PV-10 to net debt ratios to be approximately 1.3 times and 2.0 times, respectively, with no debt maturities until 2029. Additionally, this offering is expected to reduce our interest expense and significantly increase our liquidity, providing us with enhanced financial flexibility and free cash flows.

We also maintain an active hedging program, which helps us mitigate commodity price volatility and enhance the stability of our cash flows. We use commodity derivative instruments, such as collars, puts, swaps and basis swaps, to hedge price risk associated with a portion of anticipated production. As of June 20, 2025, we were party to 18.1 MBbl/d of crude oil hedges utilizing a combination of swaps, collars and puts and 30,000 MMBtu/d of natural gas swaps from the second quarter through the fourth quarter of 2025. We are also party to 6.7 MBbl/d of crude oil collars and 30,000 MMBtu/d of natural gas swaps for 2026 and 2.0 MBbl/d of crude oil collars and 19,667 MMBtu/d of natural gas swaps during the first quarter of 2027.

	Derivative Financial Instruments (Q2 2025 – Q1 2027)
	Crude Oil							Gas
	Swaps		Puts		Collars			Swaps
	Volume (Bbl/d)	Price	Volume (Bbl/d)	Price	Volume (Bbl/d)	Low Price	High Price	Volume (MMBtu/d)	Price
Q2 2025	5,500	$76.37	9,000	$65.78	7,989	$64.38	$88.55	30,000	$4.43
Q3 2025	3,000	$75.85	9,000	$65.78	7,000	$65.00	$90.08	30,000	$4.43
Q4 2025					13,000	$60.62	$70.32	30,000	$4.43
Rem 2025 Total	2,824	$76.19	5,989	$65.78	9,335	$62.78	$80.44	30,000	$4.43
Q1 2026					13,000	$60.62	$70.32	30,000	$4.39
Q2 2026					6,000	$59.67	$68.33	30,000	$4.30
Q3 2026					6,000	$59.67	$68.33	30,000	$4.30
Q4 2026					2,000	$59.00	$65.00	30,000	$4.30
2026 Total					6,718	$60.07	$69.03	30,000	$4.32
Q1 2027					2,000	$59.00	$65.00	19,667	$4.30

Significant runway of top-tier inventory with favorable economics

Our considerable PDP reserves are enhanced by our extensive inventory of undeveloped drilling locations. As of December 31, 2024, we have identified over 2,700 locations. We have over 14 years of inventory, assuming a one to two-rig development plan of low cost, high margin Wolfcamp A and Lower Spraberry inventory, and including upside, we believe we have over 100 rig years of inventory. Surrounding operators have found success in delineating the Wolfcamp B, Wolfcamp D, Middle Spraberry, and Jo Mill zones, which provide us with considerable upside in continuing to maintain cash flows in our oil-weighted position. We have drilled over 300 wells since 2021, which provides us with considerable on-acreage experience in our highly delineated position. Our comprehensive inventory and extensive experience in our position gives our management team confidence in production forecasting, development activities, generating substantial cash flows in the future.

Our Strategies

Key elements of our business strategy include the following:

Maintain peer-leading cost structure and capital efficiency to maximize cash flows

Our business plan is focused on maximizing the value of our acreage while maintaining a peer-leading cost structure and generating strong, recurring free cash flows. We have achieved a peer-leading cost structure through operational efficiency, on which we will continue to remain focused going forward, which is evidenced by our anticipated flat production volumes for 2025, coupled with an expected one to two-rig maintenance capital budget that is approximately 20% lower than in 2024. Our primary focus for development in 2025 has been, and will continue to be, co-developing our high-return Wolfcamp A and Lower Spraberry zones, and continuing our strategic delineation of the Middle Spraberry zone. We also have ongoing infrastructure initiatives, which are expected to further drive down operating costs. These infrastructure initiatives include the development of our company-owned water system, overhead electrical power distribution system, and low-pressure gas gathering system. We anticipate that by August 2025, 90% of our oil will be piped, which we expect will support reductions in gathering and transportation costs.

Our cost structure will also be enhanced by this offering, which is expected to reduce our interest expense burden and consequently increase our levered free cash flow.

Continue to organically grow our acreage position and replace inventory

We are focused on driving long-term value through organic reserves additions and sustainable growth without reliance on acquisitions. We believe we can achieve this goal through disciplined execution of our drilling and completion strategy, maintaining a best-in-class cost structure, and conducting grass roots leasing operations.

We will also remain focused on maximizing the value of our acreage, while maintaining robust free cash flow generation. During the year ended December 31, 2024, we reduced our drilling activity and rig count to focus on free cash flow generation. Despite this, we achieved a reserve replacement ratio of 345%. We expect to continue with a one to two-rig program in 2025, which we anticipate will hold our 2025 production levels approximately flat while maintaining robust free cash flow. Our anticipated 2025 capital expenditure budget is approximately 20% lower than our capital expenditure spend in 2024.

Our primary focus for development in 2025 has been, and will continue to be, co-developing our high-return Wolfcamp A and Lower Spraberry zones, and continuing our strategic delineation of the Middle Spraberry zone. Successful delineation of the Middle Spraberry zone could potentially add over 200 locations to our sub-$50 per Bbl break-even inventory, based on forecasts used in our reserve report. Other developing formations, including Jo Mill, Wolfcamp B and Wolfcamp D, have the potential to add highly economic locations to our inventory.

Maintain conservative balance sheet and prudent financial policy

We believe we are in a strong financial position and have a disciplined strategy to maintain a conservative balance sheet with low leverage, robust asset coverage and ample liquidity. We have maintained one of the lowest leverage levels among our peers, despite growing production by approximately 26 times since 2020. We seek to allocate capital to what we believe are our highest-return projects, including cost-reducing infrastructure projects which enable us to be a low-cost producer relative to our peers. We intend to rely substantially on our internally generated free cash flow to fund our go-forward capital requirements, and we have a long-term net leverage target at mid-cycle commodity prices of less than 1.0 times. We expect our dividend policy to remain unchanged at $0.04 per share of our common stock per quarter until we reach our net leverage target of less than 1.0 times.

After giving effect to the Refinancing Transactions, we expect our net leverage and PDP PV-10 to net debt ratios to be approximately 1.3 times and 2.0 times, respectively, with no debt maturities until 2029. Additionally, we expect this offering will reduce our interest expense and significantly increase our liquidity, providing us with enhanced financial flexibility and free cash flow.

We expect to maintain our robust hedging program, which helps us mitigate commodity price volatility and enhance the stability of our cash flows. We expect to hedge a minimum of 50% of the production of our proved developed producing reserves projected in our reserve report for a period of 18 months. Hedging volumes will be trued up every 6 months based on the most recent reserve report.

Under the New Revolving Credit Facility, we expect to be required to maintain the hedging agreements in place on the effective date of the New Revolving Credit Facility through and including October 1, 2025, and, commencing October 1, 2025, to enter into hedging agreements to hedge notional volumes covering, for each month during the 18 month period following such measurement date, not less than 50% of the reasonably anticipated production of crude oil and natural gas owned as of such date constituting proved developed producing oil and gas reserves.

ESG leadership

We are committed to conducting our business and developing our assets in a responsible manner that safeguards the environment, the health and safety of our employees and the communities in which we live and operate. Our focus includes reducing greenhouse gasses emissions and minimizing the use of potable water, surface disturbance, and all safety related incidents where practicable. Examples of our recent ESG initiatives include the continued build out of recycling and oil sales infrastructure, which is expected to reduce truck traffic throughout our operations, as well as the continued build out of electrical infrastructure and installation of vapor recovery units, vapor recovery towers, and instrument air systems, which is expected to reduce methane emissions. During 2024, we also completed and commissioned a 10 megawatt solar facility in our Flat Top operating area.

New Revolving Credit Facility

We have obtained lender commitments for, and concurrently with the closing of the Notes, the Company expects to (i) enter into a credit agreement with Fifth Third Bank National Association (“Fifth Third”) as administrative agent and lenders from time-to-time party thereto to establish a senior revolving credit facility (the “New Revolving Credit Facility”) and (ii) repay all outstanding borrowings and terminate all commitments under its existing term loan credit agreement, dated as of September 12, 2023, by and among the Company, as Borrower, Texas Capital Bank, as administrative agent, Chambers Energy Management as collateral agent and lenders from time-to-time party thereto and its existing senior revolving credit facility, dated as of November 1, 2023, by and among the Company, as Borrower, Fifth Third as administrative agent and as collateral agent and a number of banks included in the syndicate. The New Revolving Credit Facility is expected to have aggregate maximum commitments of $2.0 billion, with the initial borrowing base and initial aggregate commitments expected to be $720 million. Loans under the New Revolving Credit Facility are expected to mature four years from the effective date of the New Revolving Credit Facility and bear interest, at the Company’s option, at either SOFR or the Base Rate plus an applicable margin ranging (i) for SOFR loans, from 2.50% to 3.50%, and (ii) for Base Rate loans, from 1.50% to 2.50%. The borrower under the New Revolving Credit Facility is expected to be HighPeak Energy, Inc., and obligations thereunder are expected to be guaranteed by the Company and certain of the Company’s subsidiaries and are expected to be secured by a first lien security interest in substantially all assets of the Company and certain of the Company’s subsidiaries. The closing of the offering of the notes is subject to the prior or concurrent entering into of the New Revolving Credit Facility.

Summary Reserve Data Based on Strip Pricing

The following table provides our historical reserves and PV-10 as of December 31, 2024 using strip pricing as of June 6, 2025. We have included this reserve sensitivity to provide an additional method of presentation of the fair value of the assets and the cash flows that are expected to be generated from those assets based on the market’s forward-looking pricing expectations as of December 31, 2024. The historical 12-month pricing average in our 2024 disclosures under the heading “—Summary Reserve Data Based on SEC Pricing” does not reflect the oil and natural gas futures. We believe that the use of forward prices provides investors with additional useful information about our reserves, as the forward prices are based on the market’s forward-looking expectations of oil and natural gas prices as of a certain date, although we caution investors that this information should be viewed as a helpful alternative, not a substitute, for the data presented based on SEC pricing. In addition, we believe strip pricing provides relevant and useful information because it is widely used by investors in our industry as a basis for comparing the relative size and value of proved reserves to our peers and in particular addresses the impact of differentials compared with our peers. Our estimated historical reserves and PV-10 based on strip pricing were otherwise prepared on the same basis as our estimations based on SEC pricing reserves for the comparable period. Reserve estimates using strip pricing are calculated using the internal systems of our management and have not been prepared or audited by an independent, third-party reserve engineer, but otherwise contain the same parameters, except for price and minor system differences.

As of December 31, 2024 (1)
Net Proved Reserves:
Crude Oil (MBbls)	132,427
Natural gas (MMcf)	171,895
NGLs (MBbls)	32,974
Total Proved Reserves (MBoe)	194,050
Standardized Measure (millions) (2)	$2,240,902
PV-10 (millions) (2)	$2,485,570
Net Proved Developed Reserves:
Oil (MBbls)	63,889
Natural gas (MMcf)	114,033
NGLs (MBbls)	21,879
Total Proved Developed Reserves (MBoe)	104,774
PV-10 (millions) (2)	$1,848,400
Net Proved Undeveloped Reserves:
Oil (MBbls)	68,538
Natural gas (MMcf)	57,863
NGLs (MBbls)	11,094
Total Proved Undeveloped Reserves (MBoe)	89,276
PV-10 (millions) (2)	$637,170

(1)
Based on the 5-year NYMEX strip on June 6, 2025 for oil and natural gas, without giving effect to derivative transactions and were calculated based on settlement prices to better reflect the market expectations as of that date, as adjusted for our estimates of quality, transportation fees, and market differentials. As of June 6, 2025, the strip pricing for crude oil and natural gas was $65.41, $61.36, $61.78, $62.13, $62.24 and $62.16 per Bbl of crude oil and $3.81, $4.44, $4.03, $3.80, $3.68 and $3.46 per Mcf of natural gas for 2025, 2026 2027, 2028 2029 and thereafter, respectively.

(2)
PV-10 is a non-GAAP financial measure and differs from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. We refer to PV-10 as the present value of estimated future net cash flows of estimated proved reserves using a discount rate of 10%. This amount includes projected revenues, estimated production costs, estimated future development costs and estimated cash flows related to future asset retirement obligations. Unlike PV-10, the standardized measure deducts future U.S. federal income taxes and Texas margin taxes and abandonment obligations on wells with no proved reserves as of December 31, 2024. Neither PV-10 nor standardized measure represents an estimate of the fair market value of the applicable crude oil and natural gas properties. It is industry standard to use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities. The following table presents a reconciliation of PV-10 to Standardized Measure:

As of December 31, 2024	Total Proved
Present value of estimated future net cash flows (PV-10)	$2,485,570
Present value of future income taxes and additional abandonment costs	(244,668)
Standardized measure	$2,240,902

Risks Related to Our Business

Crude oil, NGL and natural gas prices are volatile. Sustained volatility, or declines in, crude oil, NGL and natural gas prices could adversely affect HighPeak Energy’s business, financial condition and results of operations and its ability to meet its capital expenditure obligations and other financial commitments.

The prices HighPeak Energy receives for its crude oil, NGL and natural gas production heavily influence its revenue, profitability, access to capital, future rate of growth and the carrying value of its properties. The markets for crude oil and natural gas have been volatile historically and are likely to remain volatile in the future. For example, during the period from January 1, 2021 through March 31, 2025, the calendar month average NYMEX WTI crude oil price per Bbl ranged from a low of $52.10 to a high of $114.34, and the last trading day NYMEX natural gas price per MMBtu ranged from a low of $1.58 to a high of $9.35. One of the factors which caused the fall in prices was OPEC+ being unable to reach an agreement on production levels for crude oil, which resulted in Saudi Arabia and Russia initiating efforts to increase production. The convergence of these events, along with the significantly reduced demand because of the COVID-19 pandemic, created an unprecedented global crude oil and natural gas supply and demand imbalance, reduced global crude oil and natural gas storage capacity, caused crude oil and natural gas prices to decline significantly and resulted in continued volatility in crude oil, NGL and natural gas prices. Prices have recovered to pre-pandemic levels, with the calendar month average NYMEX WTI crude oil price of $67.94 per Bbl and the last trading day NYMEX natural gas price of $3.91 per MMBtu for the month of March 2025. However, there can be no certainty that commodity prices will sustain at these levels or continue to increase. In addition, the current U.S. presidential administration has signaled it will encourage increased domestic production of crude oil, which could lead to declines in crude oil, NGL and natural gas prices.

Likewise, NGL, which are made up of ethane, propane, isobutane, normal butane and natural gasoline, each of which has different uses and pricing characteristics, have also fluctuated widely during this period. The prices HighPeak Energy receives for its production, and the levels of HighPeak Energy’s production, will depend on numerous factors beyond HighPeak Energy’s control, which include the following:

●	worldwide and regional economic conditions, including elevated interest rates and associated policies of the Federal Reserve, impacting the global supply and demand for crude oil, NGL and natural gas;

●	the price and quantity of foreign imports of crude oil, NGL and natural gas;

●
domestic and global political and economic conditions, such as the change in U.S. presidential administration, the ongoing conflict in Ukraine, the Israel-Hamas conflict, the Israel-Iran conflict, socio-political unrest and instability, terrorism or hostilities in or affecting other producing regions or countries, including the Middle East, Africa, South America and Russia;

●	the occurrence or threat of epidemic or pandemic diseases, such as COVID-19, or any government response to such occurrence or threat;

●	actions of OPEC, its members and other state-controlled crude oil companies relating to crude oil price and production controls;

●	the level of global exploration, development and production;

●	the level of global inventories;

●	prevailing prices, and expectations regarding future prices, on local price indexes in the areas in which HighPeak Energy operates;

●	the proximity, capacity, cost and availability of gathering and transportation facilities;

●	localized and global supply and demand fundamentals and transportation availability;

●	the cost of exploring for, developing, producing and transporting reserves;

●	weather conditions and natural disasters;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels, including the potential acceleration of the development of alternative fuels as a result of the IRA 2022 or otherwise;

●	expectations about future commodity prices; and

●	U.S. federal, state and local and non-U.S. governmental regulation and taxes.

Lower commodity prices may reduce HighPeak Energy’s cash flow and access to capital markets. If HighPeak Energy is unable to obtain needed capital or financing on satisfactory terms, its ability to develop future reserves could be adversely affected. Also, using lower prices in estimating proved reserves may result in a reduction in proved reserve volumes due to economic limits. In addition, sustained periods with lower crude oil and natural gas prices may adversely affect drilling economics and HighPeak Energy’s ability to raise capital, which may require it to re-evaluate and postpone or eliminate its development program, and result in the reduction of some proved undeveloped reserves and related standardized measure. If HighPeak Energy is required to curtail its drilling program, HighPeak Energy may be unable to hold leases that are scheduled to expire, which may further reduce reserves. As a result, a substantial or extended decline in commodity prices may materially and adversely affect HighPeak Energy’s future business, financial condition, results of operations, liquidity and ability to finance planned capital expenditures.

Changes in the global trade environment, including the imposition of tariffs, could adversely affect our business.

Escalating trade tensions, particularly between the United States and Canada, Mexico, China and other countries, may lead to the imposition of tariffs and trade restrictions. On April 2, 2025, the United States announced a baseline 10% tariff on all foreign goods, with goods imported from specified nations, including China and those in the European Union, subject to higher tariff rates. Since then, there have been delays of imposition of tariffs while the United States negotiates with those countries, and the extent of such delays and the ultimate outcome and impacts cannot be predicted at this time.

We may be materially adversely impacted by tariffs if we are not able to adapt our supply chain strategy. We may also face unanticipated costs in developing our domestic supply chain and increased competition for materials and components in the United States, which also would impact our business and results of operations. The imposition of tariffs may also create uncertainty in our industry. Increases in costs to drill and develop reserves as a result of tariffs coupled with lower commodity prices from increased domestic production could make producing such reserves no longer economically viable or technically feasible. Additionally, existing or future tariffs may negatively affect our customers, suppliers, and manufacturing partners. Such outcomes could adversely affect the amount or timing of our revenues, results of operations or cash flows, and continuing uncertainty could cause sales volatility and price fluctuations.

Tariffs, the adoption and expansion of trade restrictions, the occurrence of a trade war, or other governmental action related to tariffs, trade agreements or related policies have the potential to adversely impact our supply chain and access to equipment, and our costs and ability to economically serve certain markets. Any such cost increases or decreases in availability could slow our growth and cause our financial results and operational metrics to suffer. There is current uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations, and tariffs and we cannot predict whether, and to what extent, U.S. trade policies will change in the future

HighPeak Energy’s development projects and acquisitions will require substantial capital expenditures. HighPeak Energy may be unable to obtain required capital or financing on satisfactory terms, including as a result of recent increases in the cost of capital resulting from Federal Reserve policies or otherwise, which could reduce its ability to access or increase production and reserves.

The crude oil and natural gas industry is capital-intensive. HighPeak Energy has evaluated multiple development scenarios under multiple potential commodity price assumptions. Under its current 2025 development program, HighPeak Energy would expect to incur approximately $375 to $405 million of capital expenditures for drilling, completion, facilities and equipping costs, $40 to $50 million for field infrastructure and $33 to $35 million on one-time infrastructure expenditures. The ability to make these capital expenditures will be highly dependent on the price of crude oil and available funding of HighPeak Energy. Commodity prices have recovered, with the calendar month average NYMEX WTI price of $67.94 per Bbl and last trading day NYMEX natural gas price of $3.91 per MMBtu for the month of March 2025. HighPeak Energy ran a two-rig program for the majority of 2024. HighPeak Energy expects to average two (2) drilling rigs and one (1) frac crew during 2025. However, HighPeak Energy recognizes that commodity prices remain highly volatile and that its liquidity is limited, and as a result, there is no certainty that HighPeak Energy will operate a two (2) rig development program in the future.

HighPeak Energy expects to fund its forecasted capital expenditures with cash on its balance sheet, cash generated by operations, through borrowings under the New Revolving Credit Facility if needed and, depending on market circumstances, potential future debt or equity offerings.

Cash flows from operations are subject to significant uncertainty. As a result, the amount of liquidity that HighPeak Energy will have in the future is uncertain.

HighPeak Energy’s financing needs may require it to alter or increase its capitalization substantially through the issuance of debt or equity securities or the sale of assets. The availability and cost of these capital sources is cyclical, and these capital sources may not remain available, or we may not be able to obtain financing at a reasonable cost in the future. For example, due to the high levels of inflation in the United States, the Federal Reserve and other central banks increased interest rates multiple times in 2022 and 2023, and began decreasing rates with three rate cuts toward the end of 2024. The Federal Reserve has kept interest rates steady thus far in 2025, and citing the unknown effects of the Trump Administration’s trade policies on inflation, it has indicated that it may resume such decreases, although uncertainty remains as to when or if such elevated rates may be decreased further. Such increased interest rates have increased the cost of capital and may prevent us from being able to obtain debt financing at favorable rates, or at all, which would materially impact our operations. In addition, conditions in the global capital markets have been volatile due to uncertainty around tariff rates and trade policies, the conflict in Ukraine, the Israel-Hamas conflict, the Israel-Iran conflict or otherwise, making terms for certain types of financing difficult to predict, and in certain cases, resulting in certain types of financing being unavailable. Further, the issuance of additional indebtedness would require that an additional portion of cash flow from operations be used for the payment of interest and principal on its indebtedness, thereby further reducing its ability to use cash flow from operations to fund working capital, capital expenditures and acquisitions. The issuance of additional equity securities would be dilutive to existing stockholders. The actual amount and timing of future capital expenditures may differ materially from estimates as a result of, among other things: commodity prices; actual drilling results; the availability of drilling rigs and other services and equipment; and regulatory, technological and competitive developments. A reduction in commodity prices from current levels may result in a decrease in actual capital expenditures, which would negatively impact HighPeak Energy’s ability to increase production.

HighPeak Energy’s cash flow from operations and access to capital are subject to several variables, including:

●	the prices at which HighPeak Energy’s production is sold;

●	proved reserves;

●	the amount of hydrocarbons HighPeak Energy is able to produce from its wells;

●	HighPeak Energy’s ability to acquire, locate and produce new reserves;

●	the amount of HighPeak Energy’s operating expenses;

●	cash settlements from HighPeak Energy’s derivative activities;

●
production interruptions or curtailments from time-to-time related to third-party infrastructure downtime or delays in third-party installation of infrastructure, including electrical power supply, that affects our ability to produce our crude oil and natural gas;

●	the duration and scope of the ongoing war between Russia and Ukraine and conflict in the Middle East, including between Israel and Hamas and between Israel and Iran;

●	HighPeak Energy’s ability to obtain storage capacity for the crude oil it produces;

●	restrictions in the instruments governing HighPeak Energy’s debt on HighPeak Energy’s ability to incur additional indebtedness; and

●	HighPeak Energy’s ability to access the public or private capital markets.

Should HighPeak Energy’s revenues decrease as a result of lower crude oil, NGL and natural gas prices, operational difficulties, declines in reserves or for any other reason, HighPeak Energy may have limited ability to obtain the capital necessary to sustain operations at expected levels. If additional capital is needed, HighPeak Energy may not be able to obtain debt or equity financing on terms acceptable to it, if at all, due to elevated interest rates and associated policies of the Federal Reserve, or otherwise. If cash flow generated by HighPeak Energy’s operations or available debt financing, including borrowings under the New Revolving Credit Facility, are insufficient to meet its capital requirements, the failure to obtain additional financing could result in a curtailment of the development of HighPeak Energy’s properties, which in turn could lead to a decline in reserves and production and could materially and adversely affect HighPeak Energy’s business, financial condition and results of operations. If HighPeak Energy seeks and obtains additional financing, subject to the restrictions in the instruments governing its existing debt, the addition of new debt to existing debt levels could intensify the operational risks that HighPeak Energy will face. Further, adding new debt could limit HighPeak Energy’s ability to service existing debt service obligations.

Our actual operating results, costs and activities could differ materially from the guidance included in this offering memorandum.

In the section of this offering memorandum titled “Summary—2025 Development Outlook,” we have included certain forecasted operating results, costs and activities, including, without limitation, our future expected production results, capital expenditures and drilling activity. This forward-looking guidance represents our management’s estimates as of the date of this offering memorandum, is based upon a number of assumptions that are inherently uncertain and is subject to numerous business, economic, competitive, financial and regulatory risks, including the risks described under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this offering memorandum and in our Annual Report on Form 10-K for the year ended in December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, each of which is incorporated herein by reference. Many of these risks and uncertainties are beyond our control, such as declines in commodity prices and the speculative nature of estimating oil, natural gas and NGLs reserves and in projecting future rates of production. If any of these risks and uncertainties actually occur or the assumptions underlying our guidance are incorrect, our actual operating results, costs and activities may be materially and adversely different from our guidance. In addition, investors should also recognize that the reliability of any guidance diminishes the further in the future that the data is forecast. In light of the foregoing, investors are urged to put our guidance in context and not to place undue reliance upon it.

Hedging transactions expose HighPeak Energy to counterparty credit risk and may become more costly or unavailable.

The New Revolving Credit Facility will require that the Company maintain semiannual minimum hedging covering not less than 50% of the reasonably anticipated production from the Company’s proved developed producing reserves of its oil and gas properties for the 18-month period following such measurement date. Hedging transactions expose HighPeak Energy to risk of financial loss if a counterparty fails to perform under a derivative contract. Disruptions in the financial markets could lead to sudden decreases in a counterparty’s liquidity, which could make them unable to perform under the terms of the derivative contract and HighPeak Energy may not be able to realize the benefit of the derivative contract. Derivative instruments also expose HighPeak Energy to the risk of financial loss in some circumstances, including when there is an increase in the differential between the underlying price in the derivative instrument and actual prices received or there are issues with regard to legal enforceability of such instruments.

The use of derivatives may, in some cases, require the posting of cash collateral with counterparties. If HighPeak Energy enters into derivative instruments that require cash collateral and commodity prices or interest rates change in an adverse manner, our cash otherwise available for use in operations would be reduced which could limit HighPeak Energy’s ability to make future capital expenditures and make payments on indebtedness. Future collateral requirements will depend on arrangements with counterparties, highly volatile crude oil, NGL and natural gas prices and interest rates.

In addition, derivative arrangements could limit the benefits to be received from increases in the prices for natural gas, NGL and crude oil, which could also have an adverse effect on HighPeak Energy’s financial condition. If natural gas, NGL or crude oil prices upon settlement of derivative swap contracts exceed the price at which commodities have been hedged, HighPeak Energy will be obligated to make cash payments to counterparties, which could, in certain circumstances, be significant.

HighPeak Energy experiences periods of higher costs when commodity prices rise and inflation may adversely affect our operating results, which could negatively impact our profitability, cash flow and ability to complete development activities as planned. Continuing or worsening inflationary issues and associated changes in monetary policy have resulted in and may result in additional increases to the cost of our goods, services and personnel, which in turn could cause our capital expenditures and operating costs to rise.

Historically, capital and operating costs have risen during periods of increasing crude oil, NGL and natural gas prices. Inflationary factors such as increases in labor costs, material costs and overhead costs may adversely affect our operating results. These cost increases have resulted from a variety of factors that HighPeak Energy will be unable to control, such as increases in the cost of electricity, steel and other raw materials; increased demand for labor, services and materials as drilling activity increases; and increased taxes. Such costs may rise faster than increases in HighPeak Energy’s revenue if commodity prices rise, thereby negatively impacting its profitability, cash flow and ability to complete development activities as scheduled and on budget. A high rate of inflation may have an adverse effect on HighPeak Energy’s operating results and this impact may be magnified to the extent that HighPeak Energy’s ability to participate in the commodity price increases is limited by its derivative activities.

Elevated inflation rates throughout 2023 and 2024 and inflationary pressures have resulted in and may result in additional increases to the costs of our oilfield goods, services and personnel, which would in turn cause our capital expenditures and operating costs to rise. Due to the high levels of inflation, the Federal Reserve and other central banks increased interest rates multiple times in 2022 and 2023, and began decreasing rates with three rate cuts toward the end of 2024. The Federal Reserve has kept interest rates steady thus far in 2025, and citing the unknown effects of the Trump Administration’s trade policies on inflation, it has indicated that it may resume such decreases, although uncertainty remains as to when or if such rates may be decreased further.

Higher crude oil and natural gas prices, continued inflation and supply chain issues as well as an increase in demand for services may cause the costs of materials and services to continue to rise. We cannot predict any future trends in the rate of inflation, and a significant increase in inflation, to the extent we are unable to recover higher costs through higher crude oil and natural gas prices and revenues, would negatively impact our business, financial condition and results of operations.

Volatility in the political, legal and regulatory environments as a result of the change in the U.S. presidential administration and political instability or armed conflict in crude oil or natural gas producing regions, such as the ongoing war between Russia and Ukraine, the Israel-Hamas conflict, the Israel-Iran conflict and OPEC+ policy decisions could have a material adverse impact on our business, financial condition or future results.

Our business, financial condition and future results are subject to political and economic risks and uncertainties, including volatility in the political, legal and regulatory environments as a result of the change in the U.S. presidential administration and instability resulting from civil unrest, political demonstrations, mass strikes or armed conflict or other crises in crude oil or natural gas producing areas such as the ongoing war between Russia and Ukraine, the Israel-Hamas conflict and the Israel-Iran conflict.

The United States and other countries and certain international organizations have imposed broad-ranging and severe economic sanctions on Russia and certain Russian individuals, banking entities and corporations as a response, and additional sanctions may be imposed in the future. This conflict and the resulting sanctions and concerns regarding global energy security have contributed to increases and volatility in the prices for crude oil and natural gas. The length, impact, and outcome of the ongoing war between Russia and Ukraine is highly unpredictable, and such events or any further hostilities in Ukraine or elsewhere could severely impact the world economy and may adversely affect our financial condition. Furthermore, escalations of the Israel-Hamas or the Israel-Iran conflicts may result in heightened geopolitical risks for crude oil and natural gas markets, given the significant share of global oil supply in the Middle East. While the Company does not have operations overseas, these conflicts elevate the likelihood of supply chain disruptions, heightened volatility in crude oil and natural gas prices and negative effects on our ability to raise additional capital when required and could have a material adverse impact on our business, financial condition or future results.

Currently, global crude oil inventories are low relative to historical levels and supply from OPEC+ and other crude oil producing nations are not expected to be sufficient to meet forecasted crude oil demand growth for the next few years. It is believed that many OPEC+ countries will be unable to increase their production levels or even produce at expected levels due to their lack of capital investments in developing incremental crude oil supplies over the past few years. In April 2025, OPEC+ began phasing out a 2.2 million Bopd reduction in oil production, which it had previously postponed due to a slowdown in global demand and rising output surrounding the global economic and crude oil market outlooks. Furthermore, sanctions and import bans on Russian crude oil have been implemented by various countries in response to the war in Ukraine, further impacting global crude oil supply. Still, crude oil and natural gas prices have declined from the highs experienced in second quarter of 2022 and could decrease or increase with any changes in demand due to, among other things, uncertainty and volatility from global supply chain disruptions attributable to the pandemic, the ongoing conflict in Ukraine, the Israel-Hamas conflict, the Israel-Iran conflict, international sanctions, speculation as to future actions by OPEC+, increasing inflation and government efforts to reduce inflation, and possible changes in the overall health of the global economy, including a prolonged recession. Further, the volatility in crude oil and natural gas prices could accelerate a transition away from fossil fuels, resulting in reduced demand over the longer term. To what extent these and other external factors (such as government action with respect to climate change regulation) ultimately impact our future business, liquidity, financial condition, and results of operations is highly uncertain and dependent on numerous factors, including future developments, which are not within our control and cannot be accurately predicted.

We are evaluating strategic alternatives, including a possible sale of our business, and there can be no assurance that we will be successful in identifying or completing any strategic alternative transactions, that any such strategic alternative transactions will result in additional value for our shareholders or that the process will not have an adverse impact on our business and shareholders.

Our Board continues to evaluate a range of strategic alternative transactions to maximize shareholder value, including a potential sale of the Company. These transactions could include, but are not limited to, acquisitions, debt refinancing transactions, asset divestitures, monetization of intellectual property, and mergers, reverse mergers or other business combinations. Because we have publicly approved the undertaking of this process, the market price of our common stock may reflect an expectation that shares of our common stock may be acquired at a premium in the near future.

There can be no assurance that the review of strategic alternative transactions will result in the identification or consummation of any transaction. Our Board may also determine that our most effective strategy is to continue to effectuate our current business plan. The process of reviewing strategic alternative transactions may be time consuming and disruptive to our business operations and, if we are unable to effectively manage the process, our business, financial condition and results of operations could be adversely affected. We could incur substantial expenses associated with identifying and evaluating potential strategic alternative transactions. No decision has been made with respect to any transaction and we cannot assure you that we will be able to identify and undertake any transaction that allows our shareholders to realize an increase in the value of their common stock or provide any guidance on the timing of such action, if any.

We also cannot assure you that any potential transaction or other strategic alternatives, if identified, evaluated and consummated, will provide greater value to our shareholders than that reflected in the current price of our common stock. Any potential transaction would be dependent upon a number of factors that may be beyond our control, including, but not limited to, market conditions, industry trends, the interest of third parties in our business and the availability of financing to potential buyers on reasonable terms. We do not intend to comment regarding the evaluation of strategic alternative transactions until such time as our Board has determined the outcome of the process or otherwise has deemed that disclosure is appropriate or required by applicable law. As a consequence, perceived uncertainties related to our future may result in the loss of potential business opportunities and volatility in the market price of our common stock and may make it more difficult for us to attract and retain qualified personnel and business partners. Volatility in the trading price of our common stock could also adversely affect the trading market for and the trading price of the notes.

The Principal Stockholder Group has significant influence over HighPeak Energy.

The Principal Stockholder Group owns approximately 68% of HighPeak Energy’s common stock as of March 31, 2025. This includes an aggregate of approximately one million shares of common stock purchased by the Principal Stockholder Group in connection with the Company’s underwritten equity offering in July 2023, which further increased the Principal Stockholder Group’s ownership in the Company. As long as the Principal Stockholder Group owns or controls a significant percentage of HighPeak Energy’s outstanding voting power, subject to the terms of the Stockholders’ Agreement, they will have the ability to influence certain corporate actions requiring stockholder approval. Under the Stockholders’ Agreement, the Principal Stockholder Group will be entitled to nominate a specified number of directors for appointment to the Board so long as the Principal Stockholder Group meets certain ownership criteria outlined in the Stockholders’ Agreement.

If one of our executive officers were forced to sell shares of our common stock that he has pledged to secure certain personal loan obligations, such sales could cause our stock price to decline.

Certain banking institutions have made extensions of credit to Jack Hightower, our Chief Executive Officer, a portion of which was used to purchase shares of common stock in the public market and in certain of our public offerings and private placements at the same prices offered to third-party participants in such offerings and placements. We are not a party to these loans, which are primarily secured by pledges of 3,591,017 shares of HighPeak common stock currently owned directly by Mr. Hightower and 6,624,005 shares of HighPeak common stock held indirectly by Mr. Hightower via his interests in HighPeak Energy Partners, LP and HighPeak Energy Partners GP, LP. If the price of our common stock were to decline or such loans were to reach maturity without renewal, Mr. Hightower may be forced by one or more of the banking institutions to sell, or the applicable banking institution may elect to sell, shares of HighPeak common stock or interests in the HighPeak funds (and such HighPeak shares owned by such funds may be distributed and sold in order to avoid foreclosure of those interests in the HighPeak funds) to satisfy his applicable loan obligations if he could not do so through other means. Any such sales could adversely affect the trading market and trading price of our common stock, as well as significantly reduce Mr. Hightower’s ownership in us. If any of the foregoing events were to occur, it could also adversely affect the trading market for and trading price of the notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 30, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHPEAK ENERGY, INC.

Date: June 30, 2025
	By:	/s/ Steven W. Tholen
	Name:	Steven W. Tholen
	Title:	Chief Financial Officer

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